Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 19, 2021, with respect to the consolidated financial statements of Vimeo, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-251656) and the related proxy statement/consent solicitation statement/prospectus of IAC/InterActiveCorp and Vimeo Holdings, Inc. for the registration of IAC/InterActiveCorp common stock and Vimeo Holdings, Inc. common stock.

/s/ Ernst & Young LLP

New York, New York

March 12, 2021